UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2014

ZAZA ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35432	45-2986089
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 McKinney Street, Suite 2800 Houston, Texas	77010
(Address of principal executive offices)	(Zip Code)

(713) 595-1900

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 24, 2014, ZaZa Energy Corporation (the “Company”) entered into Exchange Agreements (the “Exchange Agreements”) with each of (a) Todd A. Brooks (President and Chief Executive Officer of the Company) and Blackstone Oil & Gas, LLC (an entity controlled by Mr. Brooks) (together, the “Brooks Note Holders”), (b) John E. Hearn, Jr. (a Director of the Company) and Lara Energy, Inc. (an entity controlled by Mr. Hearn) (together, the “Hearn Note Holders”) and (c) Gaston L. Kearby (a Director of the Company) and Omega Energy Corp. (an entity controlled by Mr. Kearby) (together, the “Kearby Note Holders,” and collectively with the Brooks Note Holders and the Hearn Note Holders, the “Subordinated Note Holders”) pursuant to which the Subordinated Note Holders agreed to exchange each of their approximately $15.8 million in Subordinated Notes due 2017 for a combination of shares of common stock of the Company (“Common Stock”) and shares of a new series of preferred stock of the Company with a cash dividend rate of 13%, based on a liquidation preference of $25 per share (“Preferred Stock”).  Under the terms of the Exchange Agreements, each of the Subordinated Note Holders will receive shares of Preferred Stock with an aggregate liquidation preference equal to $12.8 million (the “Exchange Preferred Shares”) and shares of Common Stock (the “Exchange Common Shares,” and together with the Exchange Preferred Shares, the “Exchange Shares”). The Exchange Common Shares were valued at $0.9495 per share based on the volume weighted average price per share for the ten trading days prior to February 24, 2014, with an aggregate value equal to the aggregate amount of any outstanding principal and accrued and unpaid interest on each Subordinated Note Holder’s Subordinated Notes in excess of $12.8 million.  As a result, at closing of the exchange (the “Closing”), shares of Preferred Stock with a total liquidation preference of $37.4 million will be issued, and a total of approximately 9.48 million shares of Common Stock will be issued.  The Exchange Shares were offered to the Subordinated Note Holders in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended.

The Closing is subject to the fulfillment of certain conditions, including, without limitation, the repayment in full of the Company’s 8% Senior Secured Notes due 2017 (the “Senior Secured Notes”), which, as of the date hereof, have an aggregate principal amount outstanding of $15.0 million.

After the Closing and upon receipt of the Exchange Shares, the Subordinated Note Holders will be entitled to registration rights with respect to the Exchange Shares.  Under the terms of such registration rights, the Company must file a resale shelf registration statement with the Securities and Exchange Commission no later than April 30, 2014.

Item 3.02 Unregistered Sales of Equity Securities

The information contained under Item 1.01 hereto is incorporated into this Item 3.02 by reference.

Item 7.01 Regulation FD Disclosure

On February 25, 2014, the Company issued a press release announcing its entry into the Exchange Agreements.  A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01 shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

99.1	Press Release dated February 25, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 26, 2014

ZaZa Energy Corporation

By:	/s/ Todd A. Brooks
Todd A. Brooks President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated February 25, 2014